September 3, 2025

Worthing Jackman
via Email
Dear Worthing,

This letter sets forth the terms of your employment as the Executive Chair of the Board of Directors of WillScot Holdings Corporation (“Company”).

The details of the position are as follows:

•TERM: September 4, 2025 (“Start Date”) through December 31, 2027 (“End Date”)
•WORK LOCATION: Our Phoenix, Arizona headquarters
•REPORTING: To the Board of Directors
•SALARY: $300,000 annualized base salary
•JOB DESCRIPTION: See attached Exhibit A
•BENEFITS: If you meet the eligibility requirements for the programs, you will be eligible to participate in WillScot’s comprehensive benefits programs. Our programs include automatic enrollment in the Company 401(k) Retirement Savings Plan.
•TIME OFF: You will be eligible for our flexible time off plan each year.
•REIMBURSEMENT: During the term of your employment, the Company will reimburse you for reasonable travel and related expenses to and from its HQ and other Company locations, investor events, Company events, industry events, including housing and meal expenses incurred by you while you are performing services on behalf of the Company.
•STIP: You will not be eligible to participate in the Short-Term Incentive Plan (STIP), unless the Board determines otherwise.
•LTIP: You will not be eligible to receive annual equity awards under the WillScot Holdings Corporation 2020 Incentive Award Plan or other long-term equity incentive plan of the Company in effect (“Plan”). Instead, you will be provided with the following one-time equity awards, which are subject to the terms of the Plan and require your acknowledgement of the equity award agreements:

•Performance Share Units (“PSUs”): PSUs having a grant date value of $1,600,000 will be granted in the first quarter of 2026 (at the same time grants are made to other similarly situated executives) and will vest at the end of a three-year performance period if the performance goals established by the Compensation Committee are met. In the event that you cease to serve as the Executive Chair but remain on the Board prior to the End Date, or in the case of any other employment termination initiated by the Company prior to the End Date, or in the event your employment terminates on the End Date, any unvested PSUs will remain outstanding and are eligible to vest at the normal time if the performance goals are met.

•Stock Options (“Stock Options”): 120,000 Stock Options will be granted on or as soon as practicable following the Start Date and will vest 50% on each of the first and second anniversaries of the grant date. Vesting will be accelerated in the event that you cease to serve as the Executive Chair but remain on the Board, or experience any other termination of employment initiated by the Company, prior to the End Date.

•Restricted Stock Units (“RSUs”): RSUs having a grant date value of $1,200,000 will be granted on or as soon as practicable following the Start Date and will vest 50% on each of the first and second anniversaries of the grant date. Vesting will be accelerated in the event that you cease to serve as the Executive Chair but remain on the Board, or experience any other termination of employment initiated by the Company, prior to the End Date.

Notwithstanding the foregoing, if the Company terminates your employment prior to the End Date for “cause” then you will not be entitled to the accelerated vesting of the awards as described above. “Cause” means (a) your conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law, the circumstances of which are substantially related to your duties or responsibilities; (b) your failure to substantially perform your essential job functions hereunder after receipt of written notice from the Company requesting such performance; (c) a material act of fraud or material misconduct by you with respect, in each case, to the Company or any of its affiliates; (d) any material misconduct by you that could be reasonably expected to damage the reputation or business of the Company or any of its affiliates; or (e) your material violation of a material written policy of the Company.

To the extent required to comply with Section 409A of the Internal Revenue Code, settlement of the RSUs that vest upon a termination of employment may be delayed for six months following your termination date.

Additional details about any equity award(s), including vesting conditions, will be included in the grant acceptance agreement for each applicable award.

•SEVERANCE: Despite the term of employment described above, your employment is at-will at all times, meaning that you or the Company may terminate your employment at any time and for any reason. If the Company terminates your employment prior to the End Date, your sole right upon termination is to receive any accrued but unpaid salary, any benefits to which you are entitled pursuant to the Company’s benefit programs, and the vesting (or continued vesting) of the equity awards, if any, as described above. The Company may require that you execute a release of claims as a condition to the vesting (or continued vesting) of your equity awards.

•RESTRICTIVE COVENANTS: By accepting this offer, you agree, during and for the 24-month period after your employment ends for any reason:

•You will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of your duties. “Confidential Information” means trade secrets or proprietary information belonging to the Company or its subsidiaries or other confidential financial information, operating budgets, strategic plans, research methods, personnel data, projects or plans, or similar non-public information.

You are not prohibited, however, from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.

This provision does not diminish or limit any protection granted by law to trade secrets or relieves you of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.

•You will not, personally or in conjunction with others, either (i) solicit, interfere with, or endeavor to cause any Restricted Employee to leave his or her employment, or (ii) otherwise induce or attempt to induce any such Restricted Employee to terminate employment. A “Restricted Employee” is a Company employee (A) with whom you have a working relationship or (B) whom has special knowledge and/or information (including access to Confidential Information) that could cause damage or harm to the Company.

•You will not, directly or indirectly, (i) solicit or encourage any client or customer of the Company or its subsidiaries (or any person or entity who was such a client or customer within the prior 12 months) that you either dealt with or had Confidential Information about, to terminate, reduce or alter in a manner adverse their existing business arrangements with the Company or subsidiary; (ii) provide services to any entity or person in the United States, Canada or Mexico (or any other geographic area in which the Company or its subsidiaries conducts business, or is actively planning to conduct business) if the person or entity competes with the Company or its subsidiaries in the same business and the services you would provide are competitive with the Company’s or its subsidiary’s business or substantially similar to those you provided while employed.

•You also agree that these restrictions may be modified by a court, to the minimum extent necessary, to conform these restrictions with applicable law.

Your employment is contingent upon you providing documentation within your first three (3) days of work that you are legally eligible to work in the United States.

Please feel free to reach out with any questions you may have as you review our offer.
Sincerely,

/s/ Natalia Johnson
Natalia Johnson
Chair, Compensation Committee

ACKNOWLEDGMENT: I have read this offer letter in its entirety and understand the terms and conditions of employment described in this letter and any attached documents. I understand and agree that this offer letter does not constitute an employment contract or create any contractual rights, and I will be employed on an at-will basis.

Agreed and accepted by:

/s/ Worthing Jackman
Signature: Worthing Jackman                                                Date: September 3, 2025

Exhibit A

The Executive Chair, as both an employee and director of the Company, will have two primary responsibilities:

•First, the Executive Chair will leverage their extensive knowledge and experience to provide strategic oversight and ensure a smooth transition for the incoming President and Chief Executive Officer of WillScot (the “CEO”), during the term of the Executive Chair’s employment with the Company. The Executive Chair will serve as a trusted advisor to the incoming CEO (both prior to and upon the individual’s assumption of such role) and will be responsible for overseeing the CEO’s development and effective performance, including assisting the CEO in achieving the Company’s strategic plan.

•Second, the Executive Chair will also be responsible for the management, development and effective performance of the Board, and providing leadership to the Directors in carrying out their collective responsibilities to supervise the management of the business and affairs of the Company.
Specific duties of the Executive Chair are described below.

With the CEO/As Management Team Member:

The following responsibilities will apply during the period leading up to and following the incoming CEO’s assumption of such position:

•Act as the principal sounding board, mentor, advisor and confidant to the CEO, leveraging their experience to offer strategic insights and ensure a smooth transition of leadership;
•Provide guidance on key decisions and help the CEO align with the Board's vision;
•Foster open dialogue with the CEO, and provide clear communication of expectations and constructive feedback to the CEO;
•Advise the CEO on defining issues, maintaining accountability and building relationships;
•Work closely with the CEO to determine, review and support the Company’s strategies and to capitalize on opportunities for growth and acquisitions, including assisting the CEO with developing corporate objectives and providing quarterly reports to the Board regarding the Company’s progress towards achievement of such objectives as well as analyzing the Company’s performance against peers;
•Assist the CEO and other members of the senior management team in the short- and long-term planning activities of the Company including acquisition and growth strategies;
•In conjunction with the CEO, represent the Company before its stakeholders, including shareholders, managers and employees, the investment community, the industry and the public;

•Develop and maintain a good working relationship between the Executive Chair, the CEO, and the Board to assure open communications, cooperation, mutual trust/respect, and commonality of purpose;
•Consult with the CEO regarding the CEO’s recommendation of compensation changes, hiring and termination of the CEO’s direct reports. For direct reports to the CEO who are also Executive Officers, any compensation changes must be reviewed and approved by the Compensation Committee; and
•Work closely with the CEO and the Chair of the Nominating and Governance Committee to further the creation of a healthy corporate governance culture within the Company.
For clarity, the CEO will be responsible for operational management of the Company (the day-to-day operations), implementing the strategic vision of the Company developed in partnership with the Board, leading the executive team, and providing updates on performance, and other duties specified by the Board. The executive team will be direct reports to the CEO.

With the Board:

•Preside over the Board’s meetings and meetings of the shareholders of the Company;
•Establish the agenda for meetings of the Board in discussion with the CEO, and ensure the proper and timely flow of information to the Board sufficiently in advance of meetings;
•Establish, with the Board, clear metrics for evaluating the performance of the CEO and other NEOs, provide quarterly updates on same, and oversee the completion of the annual performance reviews of the CEO and other NEOs;
•Advise the Board with respect to the performance of the CEO;
•Establish a trusting and transparent environment whereby the Directors and management understand the responsibilities of the Board and that the boundaries between the Board’s responsibilities and those of management are understood and respected;
•Lead the Board in ensuring that the Board and its Committees assume their duties and responsibilities for the stewardship of the Company as set out in the corporate governance policies approved by the Board;
•Act as a liaison between the Company’s management and the Board;
•Monitor whether the Board’s Committees are working effectively consistent with the Company’s corporate governance guidelines;
•Monitor whether the Board is receiving timely information of appropriate quality before, during and after Board meetings;
•Communicate with the CEO regarding concerns of the Board, shareholders, other key stakeholders;
•Carry out other duties requested by the Directors, as needs and circumstances arise; and
•Consider and approve the assumption of directorships in other companies, consistent with the Company’s corporate governance guidelines.